Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-190976) on Form S-8 of Federal Signal Corporation Retirement Savings Plan of our report dated June 28, 2017, with respect to the statements of net assets available for benefits of Federal Signal Corporation Retirement Savings Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental schedule as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of Federal Signal Corporation Retirement Savings Plan.
/s/ MAYER HOFFMAN McCANN P.C.
Chicago, Illinois
June 28, 2017